Exhibit 99.1

Modiv Announces Fourth Quarter and Full Year 2022 Results

Reno, Nevada, February 23, 2023 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns, and manages a portfolio of single-tenant net-lease real estate properties, today announced operating results for the fourth quarter and full year ended December 31, 2022.

Highlights for the full year ended December 31, 2022:

◾	Revenue of $46.2 million increased 22% year-over-year
◾	Annual AFFO increased 45% year-over-year to $16.6 million, or $1.63 per diluted share, exceeding the Company’s 2022 annual AFFO guidance of $1.26 - $1.36 per diluted share

Highlights for the fourth quarter ended December 31, 2022:

◾	Revenue of $14.4 million increased 63% year-over-year
◾	Quarterly AFFO of $6.9 million, or $0.68 per diluted share, compared with $2.4 million or $0.27 per diluted share in the year-ago quarter

Recent Business Developments

◾
In December 2022, the Company signed a new 12-year lease for its property in Rancho Cordova, California with the State of California that included an option for the tenant to purchase. The property was most recently occupied by Sutter Health which agreed to an early termination fee and paid Modiv $3.8 million in December 2022.

◾
On December 30, 2022, the Company sold a retail property in San Antonio, Texas, leased to Raising Cane’s for a sale price of $4.3 million, representing a 5.66% exit cap rate. On January 26, 2023, the Company redeployed the proceeds to acquire an industrial manufacturing property in Princeton, Minnesota, leased to Plastic Products Company, Inc., for a purchase price of $6.4 million, representing an initial cap rate of 7.51% and a weighted average cap rate of 9.20%.

◾
In January 2023, the Company signed a two-year lease extension with Solar Turbines, which has occupied the property located in San Diego, California since 2008. This is the third lease extension executed by the tenant and this renewal includes a 14% increase in the first year rental rate followed by another 3% increase in the second year.

◾
Our Net Asset Value (NAV) per fully diluted share as of December 31, 2022 was $27.72, based on the appraisal of the Company’s portfolio conducted by Cushman & Wakefield. Given Modiv’s closing price of $11.76 as of February 22, 2023, the Company’s stock is trading at a 58% discount to NAV and 36% discount to the depreciated GAAP book value of $18.49 per share.

◾
Declared monthly dividends per common share of $0.09583, equivalent to an annual rate of $1.15 per share; represents a dividend yield of 9.8% based on the $11.76 closing price of the Company’s common stock on February 22, 2023.

Management Commentary

“Our team successfully navigated our first full year as a public company in what was undoubtedly the worst decline in public REIT valuations experienced since 2008. When you measure the fundamental results that are in the direct control of our management team, Modiv experienced a tremendous year of execution including: acquiring over $162 million of properties; significantly growing AFFO and exceeding guidance; obtaining research coverage from multiple investment banks; and completing an IPO that provided full liquidity to our legacy common stockholders,” said Aaron Halfacre, Chief Executive Officer of Modiv.

“On top of that, we grew and strengthened our portfolio in 2022. We materially increased our ownership of durable industrial properties while decreasing our exposure to office assets by nearly 30%, our weighted average lease term or WALT increased from 6.3 years  to 11.9 years, and with careful expense management we reduced our G&A expense by $1.9 million. Additionally, we lowered our cost of capital by restructuring our debt at low fixed rates and expanded our credit facility. These tangible results showcase our ability to execute our strategic plan and I am very confident about our prospects in 2023,” concluded Halfacre.

Fourth Quarter and Full Year 2022 Financial Overview

Total Revenues

Total revenue for the fourth quarter was $14.4 million, a year-over-year increase of $5.6 million reflecting growth in the Company’s portfolio and the early termination fee revenue paid by Sutter Health related to our property in Rancho Cordova, California. Excluding the $3.8 million early termination fee revenue, fourth quarter revenue increased $1.8 million, or 20% year-over-year.

Total revenue for the full year 2022 was $46.2 million, an increase from full year 2021 of $8.3 million, reflecting growth in the Company’s portfolio and early termination fee revenue. Excluding the early termination fee revenue, 2022 annual revenue increased $4.5 million, or 12% year-over-year, due primarily to rental income from 16 acquisitions, partially offset by the sale of eight non-core properties in 2022.

Operating Results

Net loss attributable to common stockholders for the fourth quarter was $(0.2) million, or $(0.02) per basic and diluted share, compared to net loss attributable to common stockholders of $(3.1) million, or $(0.41) per basic and diluted share in the prior-year period. The $2.9 million decrease in net loss attributable to common stockholders reflected the $3.8 million early termination fee, which was offset by a $1.7 million decrease in gain on sale of real estate investments.

Net loss attributable to common stockholders for 2022 was $(7.0) million, or $(0.93) per basic and diluted share, compared to net loss attributable to common stockholders of $(1.5) million, or $(0.20) per basic and diluted share in the prior-year period. The $5.5 million increase in net loss attributable to common stockholders reflects a $17.3 million write off of goodwill and a $1.7 million loss on early extinguishment of debt during the first quarter of 2022, along with a $2.0 million increase in property expenses for the year (partially offset by tenant reimbursements included in revenue). These increases in expenses were partially offset by the $8.3 million increase in revenue discussed above, a $6.1 million increase in gains on sale of real estate and a $1.9 million decrease in general and administrative expenses.

Adjusted Funds from Operations (AFFO)

Quarterly AFFO was $6.9 million, or $0.68 per diluted share, compared with AFFO of $2.4 million, or $0.27 per diluted share in the fourth quarter of 2021. The $4.5 million increase in AFFO was primarily attributable to the $3.8 million early termination fee discussed above, while AFFO per diluted share reflects an increase in fully diluted shares outstanding from our dividend reinvestment program and the issuance of 1.3 million Class C OP units (at $25.00 per unit) in connection with the January 2022 acquisition of a KIA auto dealership property in Carson, California.

AFFO for the year ended December 31, 2022 was $16.6 million, or $1.63 per diluted share, compared with AFFO of $11.4 million, or $1.30 per diluted share in 2021. The $5.2 million increase in AFFO was primarily attributable to the increase in early termination fee revenue and the decrease in general and administrative expenses discussed above. Excluding the $3.8 million early termination fee revenue for 2022, AFFO per diluted share was $1.26.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Dividend Information

As previously announced, Modiv declared a monthly cash dividend per common share of $0.09583 payable to common stockholders of record as of January 31, 2023, February 28, 2023, and March 31, 2023, which will be paid on or about February 24, 2023, March 24, 2023, and April 25, 2023, respectively. The current monthly dividend amount of $0.09583 per share represents an annualized dividend rate of $1.15 per share of common stock, which represents a yield of 9.8% based on the closing price of our common stock on February 22, 2023.

Real Estate Portfolio Highlights

Investment Activity

On January 26, 2023, the Company acquired an industrial manufacturing property in Princeton, Minnesota, for $6.4 million. This property has a remaining lease term of 5.75 years and is leased to Plastic Products Company, Inc. which is a custom thermoplastic, metal and ceramic injection molder that has been in business since 1962. The rent on this property will increase by 20% on November 1, 2023, with annual increases of 3% thereafter. The initial cap rate is 7.51% and the weighted average cap rate is 9.20%.

During 2022, the Company acquired a total of $162.7 million of real estate properties including an opportunistic acquisition of one retail property for $69.4 million, which is leased to a KIA auto dealership and included $32.8 million of equity being issued at $25.00 per share, and 15 industrial manufacturing properties for a total of $93.3 million. The combined initial cap rate for the industrial manufacturing properties was 7.0% and the weighted average cap rate was 8.9%.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property. The vast majority of Modiv’s real estate leases have annual rent escalations, which generally range from 2-3%.

Disposition Activity

On December 30, 2022, the Company completed the sale of its retail property located in San Antonio, Texas that was leased to Raising Cane’s for $4.3 million, which resulted in a $0.7 million gain on sale for the fourth quarter of 2022. During 2022, the Company completed the sale of six office properties, one flex property and one retail property with total contract sales prices of $73.0 million, generating net proceeds of $48.7 million and gains on sale of $12.2 million. Modiv will continue its efforts to sell non-core properties during 2023.

Portfolio

As of December 31, 2022, the Company’s portfolio consisted of 46 properties located in 17 states. The portfolio had approximately 3.2 million square feet of aggregate leasable space, which was 100% leased to 28 different commercial tenants doing business in 16 separate industries. The portfolio includes 27 industrial properties representing 59% of the portfolio, 12 retail properties representing 20% of the portfolio, and 7 office properties representing 21% of the portfolio (based on pro forma annual base rent as of December 31, 2022). As part of the Company’s long-term strategy to reduce office exposure, Modiv has decreased its office allocation by nearly 30% since December 31, 2021.

Annualized base rent of the properties owned on December 31, 2022 (based on rates in effect on December 31, 2022) totaled $33.7 million and the portfolio’s weighted average lease term was 11.9 years as of December 31, 2022 compared with 6.3 years as of December 31, 2021. Approximately 48% of the Company’s tenants have (or whose parent company has) an investment-grade credit rating from a recognized credit rating agency of “BBB-” or better.

Balance Sheet and Liquidity

As of December 31, 2022, total cash and cash equivalents were $8.6 million and the Company had $197.5 million of outstanding indebtedness consisting of $44.5 million of mortgages and $153.0 million outstanding on the Company’s $400 million credit facility. The Company’s leverage ratio was 38% as of December 31, 2022.

The Company’s credit facility is comprised of a $150 million revolving credit facility and a $250 million term loan, of which $100 million is expected to be drawn during the first four months of 2023. The credit facility includes an accordion option that allows the Company to request additional revolver and term loan lender commitments up to a total of $750 million. The revolver maturity is in January 2026 with options to extend for a total of 12 months, and the term loan’s maturity is in January 2027.

The credit facility is priced on a leverage-based grid that fluctuates based on the Company’s actual leverage ratio at the end of the prior quarter. Based on the December  31, 2022  balance sheet and interest rate swap agreements entered into during 2022, approximately 98% of the Company’s indebtedness holds a fixed interest rate. The weighted average interest rate on the total debt outstanding of $197.5 million as of December 31, 2022 was 4.03% based on the 38% leverage ratio as of September 30, 2022 and December 31, 2022.

2023 Annual Guidance

Modiv believes 2023 will be even more transformational than 2022 and has determined it to be prudent to publicly disclose the following corporate goals for 2023 that may impact Modiv’s earnings growth and share price over the balance of the year.

◾	2023 acquisition volume of at least $100 million of industrial manufacturing properties.

◾	Enhanced delineation and accelerated disposition of Modiv’s non-core/legacy office and retail assets as the Company furthers its goal to become a pure-play industrial manufacturing REIT.

◾	No material changes anticipated in G&A or property expenses.

◾	The Company does not intend to issue equity at current low share price levels and has no planned need for new debt sources beyond our current credit facility capacity.

◾
Following inquiries recently received, Modiv will begin to explore long-term and strategic investment proposals from large institutional investors that have identified Modiv’s growth potential and management capabilities. Barring any uniquely compelling and accretive opportunities, Modiv has no current knowledge of any actionable proposals and does not anticipate providing further updates unless required.

Given this is a catalyst year for Modiv, the Company is not providing specific 2023 AFFO guidance at this time.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Thursday, February 23, 2023, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the fourth quarter and full year 2022 operating results and answer questions.

Live conference call: 1-877-514-3620 at 8:00 a.m. Pacific Time, Thursday, February 23, 2023

Webcast: To listen to the webcast, either live or archived, use this link https://event.choruscall.com/mediaframe/webcast.html?webcastid=mAokDz4P or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns, and manages a portfolio of single-tenant net-lease real estate. The Company actively acquires critical industrial manufacturing properties with long-term leases to tenants that fuel the national economy and strengthen the nation’s supply chains. Driven by an investor-first focus, the Modiv name reflects its commitment to providing investors with Monthly Dividends. As of December 31, 2022, Modiv had a $535 million real estate portfolio (based on estimated fair value) comprised of 3.2 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated February 23, 2023 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Investor Inquiries:
Margaret Boyce, Financial Profiles, Inc.
mboyce@finprofiles.com
310-622-8247

MODIV INC.
Consolidated Statements of Operations
For the Three and Tweve Months Ended December 31, 2022
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Rental income	$14,372,106	$8,831,534	$46,174,267	$37,889,831

Expenses:
General and administrative	2,252,304	2,188,493	7,812,057	9,715,067
Stock compensation expense	660,171	629,538	2,401,022	2,744,881
Depreciation and amortization	4,347,809	3,449,407	14,929,574	15,266,936
Interest expense	2,826,490	1,874,867	8,106,658	7,586,197
Property expenses	2,105,257	1,578,700	8,899,626	6,880,993
Impairment (reversal of impairment) of real estate investment property	2,080,727	-	2,080,727	(400,999)
Impairment of goodwill and intangible assets	-	3,767,190	17,320,857	3,767,190
Total expenses	14,272,758	13,488,195	61,550,521	45,560,265

Operating loss:
Gain on sale of real estate investments, net	669,185	2,338,904	12,196,371	6,136,588
Operating loss	768,533	(2,317,757)	(3,179,883)	(1,533,846)

Other income (expense):
Interest income	5,047	19,958	21,910	21,328
Income from unconsolidated investment in a real estate property	51,312	53,337	278,002	276,042
Gain on forgiveness of economic relief note payable	-	-	-	517,000
Loss on early extinguishment of debt	-	-	(1,725,318)	-
Other	(104,157)	65,993	93,971	283,971
Other (expense) income, net	(47,798)	139,288	(1,331,435)	1,098,341

Net income (loss)	720,735	(2,178,469)	(4,511,318)	(435,505)
Less: net loss attributable to noncontrolling interest in Operating Partnership	(42,508)	-	(1,222,783)	-
Net income (loss) attributable to Modiv Inc.	763,243	(2,178,469)	(3,288,535)	(435,505)
Preferred stock dividends	(921,875)	(921,875)	(3,687,500)	(1,065,278)
Net loss attributable to common stockholders	$(158,632)	$(3,100,344)	$(6,976,035)	$(1,500,783)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.02)	$(0.41)	$(0.93)	$(0.20)

Weighted-average number of common shares outstanding:
Basic and diluted	7,487,728	7,531,167	7,487,204	7,544,834

Distributions declared per common stock	$0.2875	$0.2875	$1.2500	$1.0800

MODIV INC.
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2022	2021
Assets
Real estate investments:
Land	$103,657,237	$61,005,402
Building and improvements	329,867,099	251,246,290
Equipment	4,429,000	-
Tenant origination and absorption costs	19,499,749	21,504,210
Total investments in real estate property	457,453,085	333,755,902
Accumulated depreciation and amortization	(46,752,322)	(37,611,133)
Total investments in real estate property, net	410,700,763	296,144,769
Unconsolidated investment in a real estate property	10,007,420	9,941,338
Total real estate investments excluding real estate investments held for sale, net	420,708,183	306,086,107
Real estate investments held for sale, net	5,255,725	31,510,762
Total real estate investments, net	425,963,908	337,596,869
Cash and cash equivalents	8,608,649	55,965,550
Restricted cash	-	2,441,970
Receivable from early termination of lease	-	1,836,767
Tenant receivables	8,859,329	5,996,919
Above-market lease intangibles, net	1,850,756	691,019
Prepaid expenses and other assets	6,100,937	5,856,255
Interest rate swap derivative	4,629,702	-
Assets related to real estate investments held for sale	12,765	788,296
Goodwill, net	-	17,320,857
Total assets	$456,026,046	$428,494,502

Liabilities and Equity
Mortgage notes payable, net	$44,435,556	$152,223,579
Mortgage notes payable related to real estate investments held for sale, net	-	21,699,912
Total mortgage notes payable, net	44,435,556	173,923,491
Credit facility revolver	3,000,000	8,022,000
Credit facility term loan, net	148,018,164	-
Accounts payable, accrued and other liabilities	9,245,933	11,844,881
Below-market lease intangibles, net	9,675,686	11,102,940
Interest rate swap derivatives	498,866	788,016
Liabilities related to real estate investments held for sale	117,881	383,282
Total Liabilities	214,992,086	206,064,610

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized; issued and outstanding as of December 31, 2022 and 2021, respectively	2,000	2,000
Class C common stock, $0.001 par value, 300,000,000 shares authorized; 7,762,506 shares issued and 7,512,353 shares outstanding as of December 31, 2022, and 7,426,636 shares issued and outstanding as of December 31, 2021	7,762	7,427
Class S common stock, $0.001 par value, 100,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and 63,768 shares issued and outstanding as of December 31, 2021	-	64
Additional paid-in-capital	278,349,384	273,441,831
Treasury stock, at cost, 250,153 shares as of December 31, 2022 and no shares held as of December 31, 2021	(4,161,618)	-
Cumulative distributions and net losses	(117,949,240)	(101,624,430)
Accumulated other comprehensive income	3,502,616	-
Total Modiv Inc. equity	159,750,904	171,826,892
Noncontrolling interest in the Operating Partnership	81,283,056	50,603,000
Total equity	241,033,960	222,429,892
Total liabilities and equity	$456,026,046	$428,494,502

MODIV INC.
Reconciliation of Non-GAAP Measures
For the Three and Twelve Months Ended December 31, 2022
(Unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2022	2021	2022	2021
Net income (loss) (in accordance with GAAP)		720,735	$(2,178,469)	$(4,511,318)	$(435,505)
Preferred stock dividends		(921,875)	(921,875)	(3,687,500)	(1,065,278)
Net loss attributable to common stockholders and Class C OP Units		(201,140)	(3,100,344)	(8,198,818)	(1,500,783)
FFO adjustments:
Add:	Depreciation and amortization of real estate properties	4,347,809	3,290,588	14,929,574	13,710,588
	Amortization of lease incentives	88,752	53,203	412,098	245,438
	Depreciation and amortization for unconsolidated investment in a real estate property	203,554	189,439	777,041	735,335
	Impairment of real estate investment	2,080,727	-	2,080,727	-
Less:	Gain on sale of real estate investments, net	(669,185)	(2,338,904)	(12,196,371)	(6,136,588)
	Reversal of impairment of real estate investments	-	-	-	(400,999)
	FFO attributable to common stockholders and Class C OP Units	5,850,517	(1,906,018)	(2,195,749)	6,652,991
AFFO adjustments:
Add:	Amortization of corporate intangibles	-	158,819	-	1,556,348
	Impairment of goodwill and intangible assets	-	3,767,190	17,320,857	3,767,190
	Non-recurring corporate relocation costs	500,000	-	500,000	-
	Stock compensation	660,170	629,542	2,401,022	2,744,881
	Deferred financing costs	179,641	162,200	1,649,929	369,286
	Non-recurring loan prepayment penalties	-	-	615,336	-
	Swap termination costs	-	-	733,000	23,900
	Amortization of above-market lease intangibles	88,549	32,456	197,224	129,823
	Due diligence expenses, including abandoned pursuit costs	25,051	(16,100)	661,222	696,825
Less:	Deferred rents	(643,784)	206,606	(3,237,482)	(1,478,818)
	Unrealized gains on interest rate swaps, net	505,263	(285,982)	(813,750)	(970,039)
	Amortization of below-market lease intangibles	(231,175)	(363,074)	(1,202,711)	(1,462,797)
	Gain on forgiveness of economic relief note payable	-	-	-	(517,000)
	Other adjustments for unconsolidated investment in a real estate property	5,815	(6,191)	5,251	(62,776)
	AFFO attributable to common stockholders and Class C OP Units	$6,940,047	$2,379,448	$16,634,149	$11,449,814

Weighted average shares outstanding:
	Basic	7,487,728	7,531,167	7,487,204	7,544,834
	Fully Diluted (1)	10,195,869	8,744,340	10,225,850	8,780,131

FFO Per Share:
	Basic	$0.78	$(0.25)	$(0.29)	$0.88
	Fully Diluted	$0.57	$(0.25)	$(0.29)	$0.76

AFFO Per Share
	Basic	$0.93	$0.32	$2.22	$1.52
	Fully Diluted	$0.68	$0.27	$1.63	$1.30

(1)	Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rents, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three and Twelve Months Ended December 31, 2022
(Unaudited)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2022	2021	2022	2021
Net income (loss) (in accordance with GAAP)		$720,735	$(2,178,469)	$(4,511,318)	$(435,505)

Add:	Depreciation and amortization	4,347,809	3,449,407	14,929,574	15,266,936
	Depreciation and amortization for unconsolidated investment in a real estate property	203,554	189,439	777,041	735,335
	Interest expense	2,826,490	1,874,867	8,106,658	7,586,197
	Loss on early extinguishment of debt	-	-	1,725,318	-
	Interest expense on unconsolidated investment in real estate property	98,073	100,257	392,477	552,144
	Impairment (reversal of impairment) of real estate investment property	2,080,727	-	2,080,727	(400,999)
	Impairment of goodwill and intangible assets	-	3,767,190	17,320,857	3,767,190
	Stock compensation	660,171	629,538	2,401,022	2,744,881
	Acquisition fees and due diligence costs, including abandoned pursuit costs	25,051	(16,100)	661,222	696,825
Less:	Gain on sale of real estate investments, net	(669,185)	(2,338,904)	(12,196,371)	(6,136,588)
	Adjusted EBITDA	$10,293,425	$5,477,225	$31,687,207	$24,376,416

Annualized Adjusted EBITDA		$41,173,698	$21,908,900	$31,687,207	$24,376,416

Net debt:
	Consolidated debt	$197,515,009	$183,033,756	$197,515,009	$183,033,756
	Debt of unconsolidated investment in real estate property (a)	9,487,515	9,709,710	9,487,515	9,709,710
	Consolidated cash and restricted cash	(8,608,649)	(58,407,520)	(8,608,649)	(58,407,520)
	Cash of unconsolidated investment in real estate property (a)	(218,424)	(502,041)	(218,424)	(502,041)
		$198,175,450	$133,833,905	$198,175,450	$133,833,905

Net debt / Adjusted EBITDA		4.8x	6.1x	6.3x	5.5x

(a) Reflects the Company's 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense, non-cash items such as non-cash compensation expenses and write-offs of transaction costs and other one-time transactions. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

MODIV INC.
Non-GAAP Measures - Net Asset Value Per Share
Estimated as of December 31, 2022 and Pro Forma Estimate as of January 31, 2022
(Unaudited)

	December 31, 2022		January 31, 2022 (a)
	Estimated Value	Per Share NAV	Pro Forma Value	Per Share NAV
Assets
Real estate properties	$503,700,000	$48.76	$463,054,000	$45.73
Investments in unconsolidated entity: Santa Clara property tenant-in-common interest (b)	19,768,921	1.91	18,894,790	1.87
Cash and cash equivalents	8,608,649	0.83	65,263,037	6.45
Interest rate swap derivative	4,629,702	0.45	-	-
Other assets	3,989,400	0.39	5,878,710	0.58
Total Assets	$540,696,672	$52.34	$553,090,537	$54.62

Liabilities
Mortgage notes payable	$41,293,644	$4.00	$46,236,403	$4.57
Credit facility	153,000,000	14.81	155,775,000	15.38
Accrued interest payable	285,392	0.03	272,481	0.03
Accrued dividends and distributions payable	1,768,068	0.17	1,028,074	0.10
Interest rate swap derivatives	498,866	0.05	-	-
Other liabilities	7,448,302	0.72	8,731,045	0.86
Total Liabilities	204,294,272	19.78	212,043,003	20.94

Series A preferred stock	50,000,000	4.84	50,000,000	4.94

Total estimated net asset value	$286,402,400	$27.72	$291,047,534	$28.74

Fully-diluted shares outstanding (c)	10,331,042		10,125,412

(a)
The estimated pro forma NAV per share (unaudited) as of January 31, 2022 reflected (i) the estimated asset values for 35 properties (excluding four assets held for sale) that were in our portfolio on January 31, 2022, including two acquisitions completed in January 2022, (ii) net cash received from four dispositions that were pending as of January 31, 2022 and completed in February 2022, (iii) borrowings under the credit facility provided by KeyBank National Association (“KeyBank”) and repayment of 20 mortgages in January 2022, and (iv) the estimated fair value of debt on the three consolidated mortgages remaining after the closing of the credit facility provided by KeyBank and the four dispositions completed in February 2022.

(b)	Reflects the Company's 72.7% interest in the equity of the Santa Clara property which includes real estate valued at $30,910,000 and a mortgage with a fair value of $12,097,225.
(c)	Fully-diluted shares outstanding as of December 31, 2022 and January 31, 2022 includes the following:
i)	1,312,382 Class C OP Units issued on January 18, 2022 in connection with the acquisition of the KIA auto dealership property;
ii)
1,189,964 shares that would result from conversion of 657,949.5 Class M OP Units and 56,029 Class P OP Units assuming a conversion ratio of 1.6667 shares of the Company’s Class C Common Stock for each Class M OP Unit and Class P OP Unit outstanding; and

iii)	316,343 shares and 101,855 shares, respectively, that would result from conversion of Class R OP Units.

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